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                                                                    EXHIBIT 11.1

             STATEMENT REGARDING COMPUTATION OF NET LOSS PER SHARE

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
                                            PERIOD FROM INCEPTION      YEAR
                                             (JUNE 30, 1995) TO        ENDED
                                               MARCH 31, 1996     MARCH 31, 1997
                                            --------------------- --------------
Net loss..................................       $(3,232,410)      $(42,745,894)
                                                 ===========       ============
Shares used in calculation of net loss per
 share:
  Weighted average common shares
   outstanding............................        13,462,963         17,934,964
                                                 -----------       ------------
  Shares used in computing net loss per
   share..................................        13,462,963         17,934,964
                                                 ===========       ============
  Net loss per share......................       $     (0.24)      $      (2.38)
                                                 ===========       ============
Calculation of shares outstanding for
 computing proforma net loss per share:
  Weighted average common shares
   outstanding............................        13,462,963         17,934,964
  Adjusted to reflect effect of assumed
   conversion of preferred stock from date
   of issuance............................         1,083,924         10,318,749
                                                 -----------       ------------
  Shares used in computing proforma net
   loss per share.........................        14,546,887         28,253,713
                                                 ===========       ============
  Proforma net loss per share.............       $     (0.22)      $      (1.51)
                                                 ===========       ============
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